UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 20, 2005

Commission file number: 333-104141

REMINGTON ARMS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware                             51-0350935

(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

This Form 8-K has 3 pages

_________________________________________________________________________________________________________________

ITEM 1.01 Entry into a Material Definitive Agreement.

        On October 14, 2005, Remington Arms Company, Inc. (the “Company”) entered into a Fifth Amendment, effective as of September 30, 2005, to the Credit Agreement, dated as of January 24, 2003 (the “Credit Agreement”), among the Company, RA Factors, Inc., Wachovia Bank, National Association, as Agent, and the lenders from time to time party thereto, pursuant to which there were modifications to certain required financial levels under the Credit Agreement.

        The key terms and conditions of the Fifth Amendment to the Credit Agreement that are material to the Company are as follows:

(1)

the requirement to maintain a minimum amount of availability until such time as the Company achieves certain specified financial ratio levels and chooses to terminate such requirement (the period of applicability of such requirement, the “Availibility Test Period”) was extended to January 1, 2007 from March 31, 2006;

(2)

the minimum availability requirement was increased from $20.0 million to $30.00 million (except as outlined in the Fifth Amendment to the Credit Agreement attached hereto) and suppressed availibility will be used for purposes of testing the minimum availibility condition during the period from March 31, 2006 through September 30, 2006; and

(3)

the minimum levels of Consolidated EBITDA required to be maintained during the Availability Test Period were reduced for September 30 and December 31, 2005 and new minimum levels of Consolidated EBITDA were established for the quarters ended March 31, June 30 and September 30, 2006.

The Fifth Amendment to the Credit Agreement is attached as an exhibit hereto.

ITEM 9.01 Financial Statements and Exhibits

(a)  Financial statements of businesses acquired

                 Not applicable.

(b)  Pro forma financial information

                 Not applicable.

(c) Attached as Exhibit 10.1 is the Fifth Amendment, dated as of October 14, 2005, to the Credit Agreement dated as of January 24, 2003, among Remington, RA Factors, Inc., Wachovia Bank, National Association, as Agent and the lenders from time to time party hereto.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ MARK A. LITTLE
Mark A. Little

Executive Vice President, Chief Financial
Officer and Chief Administrative Officer
(Principal Financial Officer)

October 14, 2005